EXHIBIT 5.1

                                                                  CONFORMED COPY
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[HUNTER & HUNTER LETTERHEAD]


XL Capital Ltd                                         OUR REFERENCE
XL House                                               ABN/07004.027
One Bermudiana Road
Hamilton                                               WRITER'S EXTENSION
HM JX                                                  2o66
Bermuda
                                                       WRITER'S E-MAIL ADDRESS
18 January 2002                                        anolan@huntlaw.com.
                                                       ky


Dear Sirs,

XL CAPITAL LTD - FORM S-3 REGISTRATION STATEMENT

You have asked us to render this opinion in our capacity as counsel as to Cayman Islands law for XL Capital Ltd (the "Company") in connection with the filing by the Company with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act") of a registration statement on Form S-3 to which this opinion is an exhibit (the "Registration Statement") in relation to the registration of Class A Ordinary Shares of the Company (the "Securities"). The Securities will be issued pursuant to the Company's Dividend Reinvestment and Share Purchase Plan (the "Plan") set forth in the Prospectus which forms a part of the Registration Statement. Capitalised terms used herein without definition have the meanings specified in the Registration Statement.

 We have examined the following:

     1) the form of Registration Statement filed with the Securities and Exchange Commission;

     2) a draft form of Prospectus ("Prospectus") dated 18 January 2002, pursuant to which the Securities will be issued;

     3) a certified copy (by the secretary of the Company) of an extract of the minutes of the meeting of the board of directors of the Company held on 16 November 200l and the minutes of the meeting of the Special Committee of the board of

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HUNTER & HUNTER                                                   XL Capital Ltd
                                                                 18 January 2002

          directors of the Company held on 17 January 2002 and the corporate records of the Company maintained at its registered office in the Cayman Islands.

In giving this opinion, we have relied upon the accuracy of a certificate of the secretary of the Company dated 17 January 2002 without further verification and have assumed the continuing accuracy as at the date hereof. We have assumed without independent verification:

(a) the genuineness of all signatures, authenticity of all documents submitted to us as originals and the conformity with original documents of all documents submitted to us by telefax or as copies or conformed copies;

(b) that the filing of the Registration Statement is bona fide in the best interests of the Company;

(c) the Securities will be issued in accordance with, and as contemplated by, the provisions of the Memorandum and Articles of Association of the Company and the Plan;

(d) that on the issue of the Securities there are no intervening changes in the Company's Memorandum and Articles of Association, the laws of the Cayman Islands or any other relevant matter;

(e) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

(f) we assume that all subscription monies due in respect of shares issued by the Company have been or will be duly received by the Company.

On the basis of the foregoing and subject to the qualifications below, we are of the opinion that:

1. The Company is duly incorporated and validly existing in good standing as a limited liability company under the laws of the Cayman Islands.

2. The Company's authorised capital is US$9,999,900 divided into 999,990,000 ordinary shares of a par value of US$0.0l each.

3. The Securities to be issued pursuant to the Plan have been duly authorised and when issued and registered in the Company's Register of Members in accordance with the provisions of the Plan and the Registration Statement will be validly issued and fully paid obligations of the Company.

4. The Company has been incorporated as a limited liability company under the Companies Law of the Cayman Islands and under the Memorandum and Articles of Association of the Company, the liability of its shareholders is limited to the amount, if any, unpaid on their shares. On the basis that all such shares are fully paid, there is no rule of Cayman Islands law that would impose any further liability on person holding shares in the Company, solely by reason of such shareholding.

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HUNTER & HUNTER                                                   XL Capital Ltd
                                                                 18 January 2002

5. On the basis that the contractual subscription price (being not less than the par value) of the Securities is fully paid in cash or satisfied by other consideration approved by the Board of Directors of the Company or a duly established Committee thereof, such Ordinary Shares issued or to be issued may properly be credited as fully paid under Cayman Islands law.

6. Fully paid shares are not subject to further calls or assessments by the Company in respect of such shares.

We are practising in the Cayman Islands and do not purport to be experts on the laws of any other jurisdiction and we therefore express no opinion as to the laws of any jurisdiction other than Cayman Islands law. This opinion is also based upon the laws of the Cayman Islands in effect at the date hereof and is given only as to the circumstances existing on the date hereof and known to us.

Except as specifically stated herein, we make no comment with regard to any representations which may be made by the Company in any of the documents referred to above or otherwise.

This opinion is intended solely for your benefit and that of Cahill Gordon & Reindel as your legal advisors. It may not be relied upon by any other person although we hereby consent to the reference to our firm in the Registration Statement under the captions "Certain Tax Considerations" and "Enforcement of Civil Liabilities Under United States Federal Securities Laws" and to the filing of this opinion as an exhibit to the Registration Statement. Our consent to such reference does not constitute a consent under Section 7 of the Act as in consenting to such reference we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the Commission thereunder.

Yours faithfully,
HUNTER & HUNTER

per: ALLISON B. NOLAN
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     Allison B. Nolan

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